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                                                                    EXHIBIT 99.3

                               INSTRUCTION SHEET
                               -----------------


          This package of information contains the following materials:

         .  A cover letter to the Stockholders
         . A form to use for indicating which Information Meeting(s) you plan to attend
         .  A copy of the Joint Proxy / Consent Statement
         . A consent form to use for voting on the merger between King Ranch Energy, Inc. and St. Mary Land & Exploration Company
         . An individual schedule that reflects the number of whole shares of St. Mary stock that you will be receiving and the amount of any fraction of a share that will be paid to you in cash


Step 1   Please read the enclosed cover letter

Step 2 Choose a time and location for one or more of the Information Meetings and indicate your choice on the attached form and return by fax, or alternatively contact Lucille Johnson by phone or by E-mail. We are requesting your response to this by November 24, 1999.

Step 3   Please read the Joint Proxy / Consent Statement

Step 4 Please complete your written consent form and return it to us as soon as possible, but in any event, it must be received prior to December 16, 1999